ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0268922008-4
	Filing Number 20090639959-12
Secretary of State	Filed On 08/25/2009
State Of Nevada	Number of Pages 2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Colosseum Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article One:

"The name of the corporation is All State Properties Holdings, Inc."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date of filing: (optional) 8/21/09

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

MEETING OF THE BOARD OF DIRECTORS
COLOSSEUM HOLDINGS, INC.

A meeting of the Board of Directors of Colosseum Holdings, Inc. (also known as All State Properties Holdings, Inc.), a Nevada corporation (the "Corporation") was held on August 20, 2009. Present at this meeting was Joseph Meuse. Mr. Meuse being the sole Director of the Corporation, acted as the President and Secretary for the meeting.

WHEREAS, the Corporation has been presented a new plan that will return value to the shareholders; and

WHEREAS, the new plan requires the company change its name to All State Properties Holdings, Inc.

BE IT RESOLVED: That the Corporation change its name to All State Properties Holdings, Inc.

CERTIFICATION:
I, Joseph Meuse, Board Member of the Corporation, hereby certify that the above resolutions were adopted by the Board of Directors of the Corporation at a duly constituted meeting in which a full quorum was present and that said resolutions remain in full force and effect and have not been rescinded.

Dated: August 20, 2009

Joseph Meuse, Director